SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 23, 2007

STATION CASINOS, INC

(Exact name of registrant as specified in its charter)

Nevada	000-21640	88-0136443
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2411 West Sahara Avenue, Las Vegas, Nevada	89102
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (702) 367-2411

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒          Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01.  Entry Into Material Definitive Agreements.

On February 23, 2007, Station Casinos, Inc., a Nevada corporation (“Station” or the “Company”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Fertitta Colony Partners LLC, a Nevada limited liability company (“Parent”), and FCP Acquisition Sub, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”).  Pursuant to the terms of the Merger Agreement, Merger Sub will be merged with and into the Company, and as a result the Company will continue as the surviving corporation and as a direct or indirect wholly-owned subsidiary of Parent (the “Merger”).  Parent is owned by Frank J. Fertitta III, Chairman and Chief Executive Officer of Station, Lorenzo J. Fertitta, Vice Chairman and President of Station, and FC Investor, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Colony Capital Acquisitions, LLC (the “Sponsor”).

At the effective time of the Merger, each outstanding share of common stock of the Company (the “Common Stock”), including any rights associated therewith, other than shares owned by the Company, Parent and Merger Sub, will be cancelled and converted into the right to receive $90.00 in cash, without interest.

The Company’s Board of Directors, acting upon the unanimous recommendation of a special committee comprised entirely of independent directors (the “Special Committee”), has approved the Merger Agreement and has recommended that Station’s stockholders vote in favor of the Merger Agreement pursuant to a voting agreement entered into on February 23, 2007, by and among the Rollover Stockholders, the Company and Parent (the "Voting Agreement").

Frank J. Fertitta, Lorenzo J. Fertitta, Blake L. Sartini and Delise F. Sartini (collectively, the “Rollover Stockholders”) have agreed to contribute a portion of their shares of Common Stock to Parent and, subject to specified exceptions, to vote their shares of Common Stock in favor of the Merger.

The Merger Agreement provides that, upon termination under specified circumstances related to a competing acquisition proposal, the Company would be required to pay a termination fee of $160 million to Parent, except in the case of a termination resulting from a superior proposal received within 30 business days following the execution of the Merger Agreement, in which case the termination fee payable to Parent will be $106 million.  If the Company’s stockholders do not approve the Merger under certain circumstances, the Company must reimburse Parent for reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) incurred by Parent, Merger Sub and their respective affiliates in connection with the transactions contemplated by the Merger Agreement.  The Company’s reimbursement of Parent’s expenses would reduce the amount of any required termination fee that becomes payable by the Company.  The Merger Agreement further provides that upon termination under specified circumstances related to a breach of any representation, warranty, covenant or agreement on the part of the Parent or Merger Sub or failure to obtain gaming approvals, the Parent would be required to pay to the Company a reverse termination fee of $160 million or a regulatory termination fee of $106 million, respectively.  Pursuant to a limited guarantee, dated as of February 23, 2007 (the "Guarantee"), affiliates of the Sponsor guaranteed the payment of the reverse termination fee, the regulatory termination fee and amounts arising from indemnification and expense reimbursement obligations of Parent or Merger Sub under the Merger Agreement, up to $175 million in the aggregate.

Parent has obtained equity and debt financing commitments for the transactions contemplated by the Merger Agreement, the proceeds of which will be used by Parent to pay the aggregate merger consideration and related fees and expenses of the transactions contemplated by the Merger Agreement.  In connection with the debt financing commitments, the Company and certain of its subsidiaries (the “Operating Subs”) entered into a purchase and sale agreement with a newly created wholly-owned subsidiary of the Company (“NewCo”) (the “Purchase and Sale Agreement”), pursuant to which the Operating Subs’ interests in certain real property will be sold to NewCo and leased back to the Company and the Operating Subs (the “Sale and Leaseback Transaction”).  The Sale and Leaseback Transaction was approved by a Special Committee of the Board of Directors, which obtained a fairness opinion in connection therewith.  The closing of the Sale and Leaseback Transaction is contingent upon the consummation of the Merger. Consummation of the Merger is not subject to a financing condition but is subject to various other conditions to closing, including approval of the Merger by the Company’s stockholders and regulatory approvals.

The foregoing summary of the Merger Agreement, and the transactions contemplated thereby, does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, Voting Agreement, Purchase and Sale Agreement, and the Guarantee which are attached as Exhibits 2.1, 2.2, 2.3, and 2.4, respectively, and incorporated herein by reference.

The Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee have been included to provide investors and security holders with information regarding their terms.  It is not intended to provide any factual information about the Company. The representations, warranties and covenants contained in the Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee were made only for purposes of that agreement and as of the specific dates set forth therein, were solely for the benefit of the parties to the Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee, and may be subject to limitation agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  Investors are not third-party beneficiaries under the Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee and should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company, Parent or Merger Sub or any of their respective subsidiaries or affiliates.  Moreover, information concerning the subject matter of the representation and warranties may change after the date of the Merger Agreement, Voting Agreement, Purchase and Sale Agreement and the Guarantee, which subsequent information may or may not be fully reflected in the Company’s public disclosure.

Important Additional Information Regarding the Merger will be Filed with the SEC:

In connection with the proposed Merger, the Company will file a proxy statement with the Securities and Exchange Commission, INVESTORS AND SECURITY HOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Station Casinos, Inc. at the Securities and Exchange Commission’s Web site at http://www.sec.gov.  The proxy statement and such other documents may also be obtained for free by directing such request to Station Casinos, Inc. Investor Relations, 2411 West Sahara Ave, Las Vegas, Nevada 89102, telephone: (800)544-2411 or on the Company’s website at http://www.stationcasinos.com.

The Company and its directors, executive officers and certain other members of its management and employees may be deemed to be participants in the solicitation of proxies from its stockholders in connection with the proposed Merger.  Information regarding the interests of the Company’s participants in the solicitation will be included in the proxy statement relating to the proposed Merger when it becomes available.

Item 3.03  Material Modification to Rights of Security Holders.

Prior to the execution of the Merger Agreement, the Special Committee took all action necessary to ensure that Parent, Merger Sub and their respective Affiliates and Associates, as well as Existing Equity Holders, each as defined in the rights agreement (the “Rights Agreement”), dated as of October 6, 1997, entered into by and between the Company and Continental Stock Transfer & Trust Company (“Continental”), are excepted from the definition of Acquiring Person in the Rights Agreement only to the extent each is a Beneficial Owner (as defined in the Rights Agreement) by entering into an Amendment to the Rights Agreement on February 23, 2007 (the “Amendment”), as a result of the approval, execution and delivery of the Merger Agreement or consummation of the transactions contemplated thereby.

The foregoing description of the Rights Agreement and Amendment do not purport to be complete and is subject to, and qualified in their entirety by, reference to the full text of the Rights Agreement incorporated by reference to Exhibit 1 of Form 8-A filed with the Securities and Exchange Commission on October 9, 1997 and the full text of the Amendment which is attached as Exhibit 2.5, and incorporated herein by reference.

Item 7.01  Regulation FD Disclosure

On February 26, 2007, the Company issued a press release announcing that it had entered into the Merger Agreement.  A copy of the press release is attached as Exhibit 99.1 hereto.

Forward-Looking Statements

This Current Report and the exhibits furnished herewith contain certain forward-looking statements with respect to the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement with Fertitta Colony Partners LLC; the outcome of any legal proceedings that have been, or will be, instituted against the Company related to the Merger Agreement; the inability to complete the merger due to the failure to obtain stockholder approval for the merger or the failure to satisfy other conditions to completion of the merger, including the receipt of all regulatory approvals related to the merger; the failure to obtain the necessary financing arrangements set forth in the debt and equity commitment letters delivered pursuant to the Merger Agreement; risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; the ability to recognize the benefits of the merger; the amount of the costs, fees, expenses and charges related to the merger and the actual terms of certain financings that will be obtained for the merger; the impact of the substantial indebtedness to be incurred to finance the consummation of the merger; the effects of local and national economic, credit and capital market conditions on the economy in general, and on the gaming and hotel industries in particular; changes in laws, including increased tax rates, regulations or accounting standards, third-party relations and approvals, and decisions of courts, regulators and governmental bodies; litigation outcomes and judicial actions, including gaming legislative action, referenda and taxation; acts of war or terrorist incidents or natural disasters; the effects of competition, including locations of competitors and operating and market competition; and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Registration Statement on Form S-3ASR File No. 333-134936. All forward-looking statements are based on the Company’s current expectations and projections about future events. All forward-looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com. None of the information contained on the Company’s website shall be deemed incorporated by reference or otherwise included herein.

Item 8.01  Other

On February 23, 2007, the Company issued to all employees an announcement of the execution and delivery of the Merger Agreement.  A copy of this announcement is attached as Exhibit 99.2 hereto.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.
	2.1	Agreement and Plan of Merger, dated February 23, 2007, by and among Station Casinos, Inc., Fertitta Colony Partners LLC and FCP Acquisition Sub.

	2.2	Voting Agreement, dated February 23, 2007, by and among Station Casinos, Inc., Fertitta Colony Partners LLC and Rollover Stockholders.

	2.3	Purchase and Sale Agreement, dated February 23, 2007, by and among NewCo and Operating Subs.

	2.4	Limited Guarantee, dated February 23, 2007, from Colony to Station Casinos, Inc.

	2.5	Amendment to Rights Agreement, dated February 23, 2007, by and among Station Casinos, Inc. and Continental.

	99.1	Press Release, dated February 26, 2007, issued by Station.

	99.2	Announcement, dated February 26, 2007, issued by Station.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Station Casinos, Inc.

Date: February 23, 2007	By:	/s/ Glenn C. Christenson
Glenn C. Christenson
Executive Vice President, Chief
Financial Officer, Chief Administrative
Officer and Treasurer

Index to Exhibits

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated February 23, 2007, by and among Station Casinos, Inc., Fertitta Colony Partners LLC and FCP Acquisition Sub

2.2	Voting Agreement, dated February 23, 2007, by and among Station Casinos, Inc., Fertitta Colony Partners LLC and Rollover Stockholders.

2.3	Purchase and Sale Agreement, dated February 23, 2007, by and among NewCo and Operating Subs.

2.4	Limited Guarantee, dated February 23, 2007, from Colony to Station Casinos, Inc.

2.5	Amendment to Rights Agreement, dated February 23, 2007, by and among Station Casinos, Inc. and Continental

99.1	Press Release, dated February 26, 2007, issued by Station

99.2	Announcement, dated February 26, 2007, issued by Station